                                                                    [Exhibit 45]

SCHRECK MORRIS
STEVE MORRIS
KRISTINA PICKERING
MATTHEW McCAUGHEY
300 S. Fourth Street, #1200
Las Vegas, Nevada  89101
(702) 474-9400

WACHTELL, LIPTON, ROSEN & KATZ
BERNARD W. NUSSBAUM
ERIC M. ROTH
MARC WOLINSKY
MEIR FEDER
SCOTT L. BLACK
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Attorneys for Plaintiffs,
HILTON HOTELS CORPORATION AND HLT CORPORATION

           UNITED STATES DISTRICT COURT

                DISTRICT OF NEVADA

HILTON HOTELS CORPORATION and)              Case No.
HLT CORPORATION,             )           CV-S-97-00095-PMP (RLH)
                             )
       Plaintiffs,           )
                             )    REPLY MEMORANDUM OF POINTS
         -vs-                )    AND AUTHORITIES IN SUPPORT
                             )    OF HILTON'S MOTION FOR A
     ITT CORPORATION,        )    PRELIMINARY INJUNCTION
                             )    REQUIRING ITT TO CONDUCT ITS
       Defendant.            )    ANNUAL MEETING IN MAY 1997
                             )
                             )    AFFIDAVITS OF STEPHEN F.
_____________________________)    BOLLENBACH, DANIEL H. BURCH,
                             )    CLIVE CUMMIS, DANIEL
      ITT CORPORATION,       )    FISCHEL, JOHN GODFREY,
                             )    ARTHUR GOLDBERG, MATTHEW
       Defendant and         )    HART, DIANE S. HINSON,
      Counterclaimant,       )    ROBERT LYON, KENNETH MOELIS,
                             )    LAWRENCE SONDIKE AND
            -vs-             )    EXHIBITS THERETO
                             )
HILTON HOTELS CORPORATION and)    [ORAL ARGUMENT REQUESTED]
     HLT CORPORATION,        )
                             )
      Plaintiffs and         )
    Counterdefendants.       )
                             )
_____________________________)

    REPLY MEMORANDUM OF POINTS AND AUTHORITIES

I.  INTRODUCTION

         ITT's response to this motion rests on two premises: FIRST, that words such as "annual" and "for the succeeding year" in ITT's by-laws really do not mean one year -- they mean "up to 18 months"; and, SECOND, that so long as it acts with subjective good faith, ITT's board can interfere (by delay) with ITT's shareholder franchise. Both premises are false.

         Section 1.3(a) of ITT's by-laws grants the incumbent directors the privilege of serving for one year; in the precise words of the by-laws, they are elected "for the succeeding year." Section 1.2 of ITT's by-laws requires an "annual" meeting. Section 2.2 provides the directors' term of office is from one "annual meeting" to the next. Section 1.3(b) provides that nominations must be made not later than 90 days in advance of the one-year "anniversary date of the immediately preceding annual meeting."

         Under Nevada law, the unambiguous words of the contract between ITT and its shareholders, as expressed in ITT's by-laws, must be enforced in accordance with their ordinary meaning. In Nevada, the word "annual" means what it says -- one year. The ordinary meaning of ITT's by-laws is clear: they require a meeting to elect directors every 12 months and they permit directors to serve for one year, no more.

         The incumbent directors protest that they are acting with a pure heart. But good intentions do not license them to extend their term in office to "protect" the shareholders from a "premature" annual meeting. Fundamental principles of corporate law demand far greater respect for the shareholder franchise. These principles are not concerned with whether directors are acting in good faith or bad faith, or whether they are trying to entrench themselves, or whether they sincerely believe their strategic plans to be in the best interests of the shareholders. They are not so concerned because "when viewed from a broad, institutional perspective, it can be seen that matters involving the integrity of the shareholder voting process involve consideration not present in any other context in which directors exercise delegated power." BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651, 659 (Del. Ch. 1988). "The question thus posed is not one of intentional wrong (or even negligence), but one of authority AS BETWEEN
THE FIDUCIARY AND THE BENEFICIARY. . . ."  ID. (emphasis in original).

         These principles go to the core of how a corporation is governed. In the words of SHOEN and BLASIUS, they involve not "the exercise of THE CORPORATION'S POWER over its property, or with respect to ITS rights or obligations"; they involve something more fundamental -- the "allocation, between shareholders as a class and the board, of effective power with respect to the governance of the corporation." 564 A.2d at 660 (emphasis in original).

         And under those principles and authorities, a board has no right -- absent a COMPELLING justification -- to "interfer[e] with the effectiveness of a stockholder vote" for directors, for it is that franchise which "legitimates the exercise of power by some (directors and officers) over vast aggregations of property they do not own." 564 A.2d at 659. However well-intentioned the ITT directors may be, it is for the shareholders to decide whether they wish to elect directors who have pledged, subject to their fiduciary duties, to sell the company to Hilton, or directors who will pursue ITT's "refined" strategic plan.


         ITT's argument that a May meeting will "handcuff the ITT board," ITT Br. at 8, reflects a basic misunderstanding as to who is the principal and who is the agent. The directors serve at the pleasure of the shareholders, not the other way around. If a May annual meeting will constrain the ITT board from resisting a Hilton takeover, it will be because at that meeting the majority of the shareholders -- after hearing arguments from both sides -- decide that they want such resistance to cease. That is the way it should be with shareholder democracy.

         As in SHOEN, the ITT board has "offered no justification that is convincing, let alone compelling" for refusing to hold its annual meeting in May. 885 F. Supp. at 1344. ITT's plea to this Court for "additional time [to] allow ITT to refine and implement its strategic plan in a value-maximizing manner" (ITT Br. at 8) is misdirected. It is not a justification for delay; it is an argument ITT's board should make to ITT's shareholders at the May meeting.

         What is happening here is crystal clear. As in SHOEN, the incumbent managers fear "that they will lose an election" held in May. 885 F. Supp. at 1344. That fear is probably well-founded. But it also provides no justification for delaying the annual meeting. By refusing to hold their annual meeting in May, the ITT directors have violated ITT's by-laws and their fiduciary duties to the shareholders of ITT.


II. REPLY STATEMENT OF FACTS

         ITT's Statement of Facts makes two indefensible assertions.

         The first is that the incumbent management is merely "refin[ing] ITT's long-term strategic plan" in response to the Hilton offer. This claim is nothing more than public relations "spin." In March 1996, ITT's Chairman Rand Araskog described the "'new' ITT" as a "globally competitive leader in hotels, gaming, entertainment, and information services" with "an immense range of fast-growing and exciting related new industries," and vowed that ITT would "increase shareholder value" by "grow[ing] our presence in core businesses." Moelis Aff. Ex. D at 1, 2. Implementation of ITT's "focused" plan to "increase shareholder value" led to a 35% DECLINE in the price of ITT stock during one of the strongest bull markets in United States history.

         For two years, the ITT management held Madison Square Garden out as a "core business." At the time the Garden was acquired, Mr. Araskog was quoted:
"We feel [Madison Square Garden] fits with out Sheraton operations, and gives us a new approach with a strong partner. To suggest that this is capricious is an insult." ID. Ex. B. The following day, ITT's Chief Operating Officer Robert Bowman described the Garden as "a natural adjunct to the leisure and destination market." ID. Ex. C.

         In response to the Hilton offer, ITT embarked on a NEW plan to "monetize" (I.E., "sell") its "non-core" assets, including the once "core" but now "non-core" Madison Square Garden and its interest in Alcatel Alstholm. And in a March 17 SEC filing, ITT formally disclosed that it might sell its ITT Educational Services subsidiary. That, of course, is precisely the same plan that Hilton has stated it will pursue if it acquires control of ITT. Moelis Aff. PARAPARA 8-11; Burch Aff. Exs. A-C.

         Having jettisoned its old strategic plan in favor of Hilton's, the ITT board feels compelled to argue that it needs more time to bring Hilton's plan to fruition. ITT even asserts that shareholders would best be served by waiting for "ITT's actual 1997 results" -- results that would normally be issued in January or February 1998! But the four months between January and May, 1997 provide more than enough time for ITT to pursue its plan and for shareholders to make an informed choice between the current directors and a slate favoring Hilton's offer. While ITT says that "delay" equals "higher value," delay may well result in ITT stockholders losing value because changes in the stock market or the economy as a whole or ITT's defensive tactics render the company less attractive. It is, in any event, an argument for ITT to make to its shareholders, not an excuse for delaying an annual meeting. Moelis Aff. PARAPARA 4-7, 13; Burch Aff. PARAPARA 4-7; Fischel Aff. PARAPARA 10-12; Lyon Aff. PARAPARA 3-5.

         ITT also argues that holding the annual meeting in May would require it to make "premature" disclosures about the details of its plan in order to "assist shareholders in evaluating the credibility and relative desirability of ITT's strategic plan." Smith Aff. PARA 6. Contrary to ITT's assertion, disclosure can be made without impairing the ability of the ITT management to implement its plan. Moelis Aff. PARAPARA 11-13. Moreover, ITT's claim starts from an erroneous premise, because disclosure to the owners of the company is a good, not an evil. The shareholders are entitled to a detailed explanation of why management believes that its "refined" business plan is superior to the Hilton offer.

         The second unsupportable assertion is that delay is necessary because "the actual value of Hilton's proposed transaction is uncertain due to numerous issues which require time to resolve." ITT Br. at 9. The reality is that by refusing to negotiate with Hilton and actively opposing the offer, ITT has created whatever "uncertainty" there may be. ITT can scarcely be heard to claim that the terms of the proposed second-step merger, financing and license of the Sheraton trademark to HFS are "unclear" when resolution of these "issues" depends on resolving the terms of an ITT-Hilton merger agreement that ITT has categorically refused to discuss with Hilton. Bollenbach Aff. PARAPARA 6-9; Moelis Aff. PARA 14.

         Nor can ITT justify delay by pointing to vague antitrust and regulatory concerns. The Department of Justice has given antitrust clearance to the Hilton offer under the Hart-Scott-Rodino Antitrust Improvements Act, and Hilton is already a licensed gaming company. Any such "issues," moreover, are the product of ITT's opposition and do not excuse the ITT board's efforts to extend their terms at the expense of shareholder rights. Bollenbach Aff. PARA PARA 11-13; Cummis Aff. PARA PARA 3-7; Godfrey Aff. PARA PARA 5-7 Hinson Aff. PARA PARA 4, 6-10; Burch Aff. PARA PARA 7-8.(1)

         In the end, the existence of "uncertainty" does not justify ITT in delaying the annual meeting. Life is full of uncertainty, and investors evaluate "uncertainties" of the kind that ITT points to every business day. Lyon Aff. PARA 3. One thing that is sure is that the passage of time will lead to new "uncertainties" and new arguments from the ITT board members as to why extending their own term of office is in the "best interests" of the ITT shareholders.

----------------------------------

    (1) ITT's claim that there are "unresolved issues" concerning "whether Hilton has had access to and misused confidential ITT information" is equally unavailing. ITT management has only raised these issues as part of its takeover defense; it is fully capable of dropping them if it so chooses. It would be well-advised to do so: the claims that Latham & Watkins breached ITT client confidences and that a Hilton director, Arthur Goldberg, misused confidential information rested on nothing more than rank speculation when they were made and are without basis. Hart Aff. PARA 3; Goldberg Aff. PARA PARA 3-4; Bollenbach Aff. PARA 10. Moreover, since raising these "issues" in its counterclaim, ITT has not taken the slightest step to resolve them; not only has ITT failed to move for a preliminary injunction against Hilton's offer, it has not issued a single document request, deposition notice, or subpoena in this action. The incumbents cannot credibly claim that "issues" that they alone see, and that they fail to resolve, provide a basis for perpetuating themselves in office.

                     ARGUMENT


III.     ITT'S BY-LAWS REQUIRE A MAY ANNUAL MEETING.

         ITT's argument that its by-laws permit the incumbent board to grant themselves an 18-month term of office cannot be reconciled with either applicable legal principles or the provisions of the by-laws.

         As ITT concedes, the by-laws establish "a contract between the corporation's owners -- the shareholders -- and its managers, the Board." ER HOLDINGS, INC. V. NORTON CO., 735 F. Supp. 1094, 1097 (D. Mass. 1990). Nor can it be disputed that "'[t]he rules of contract interpretation are generally applicable to the interpretation of bylaws.'" IBJ SCHRODER BANK & TRUST CO. V. RESOLUTION TRUST CO., 26 F.3d 370, 374 (2d Cir. 1994), CERT. DENIED, 115 S. Ct. 1355 (1995). SEE ALSO CENTAUR PARTNERS, IV V. NATIONAL INTERGROUP, INC., 582 A.2d 923, 928 (Del. 1990).

         The "general rules of contract interpretation" under Nevada law are simple: "words must be given their plain, ordinary and popular meaning." TOMPKINS V. BUTTRUM CONSTR. CO., 99 Nev. 142, 144, 659 P.2d 865, 866 (1983).
"Courts are bound by language which is clear and free from ambiguity and cannot, using the guise of interpretation, distort the plain meaning of an agreement." WATSON V. WATSON, 95 Nev. 495, 508, 596 P.2d 507, 508 (1979). A contract "must be read as a whole to give a reasonable and harmonious meaning and effect to all its provisions." NEVADA VTN V. GENERAL INS. CO. OF AMERICA, 834 F.2d 770, 773, (9th Cir. 1987) (citation omitted) (Nevada law). (2)

-------------------------------
    (2) Nevada law also implies a covenant of good faith and fair dealing in all contracts, and prohibits a party from using discretionary authority accorded it to "deliberately counter-vene[] the intention and spirit of the contracts." HILTON HOTELS CORP. V. BUTCH LEWIS PRODUCTIONS INC., 107 Nev. 226, 232-33, 808 P.2d 919, 923 (1991).

         These principles mandate that ITT's position be rejected. Section 1.2 of ITT's by-laws requires an "annual" meeting of stockholders for the election of directors. Section 1.3 provides that the directors are elected "for the succeeding year." And Section 2.2 provides that the directors are elected to "hold office until the next annual meeting of stockholders." These provisions contemplate an ANNUAL meeting -- I.E., a meeting once a year -- as do Sections 1.3(b) and 2.2, which require that new business and nominations be proposed
90 days before the anniversary date of the prior year's annual meeting. Any one of these provisions would be sufficient to support Hilton's claim. When they are read together -- as required by Nevada law -- the conclusion is inescapable that the ordinary meaning of the by-laws is the intended meaning, and that the by-laws require a meeting every twelve months.

         There is no ambiguity in these words, and no need to resort to parol evidence from Messrs. Ward or Coffee.(3) The Nevada Supreme Court long ago recognized the unremarkable proposition that "wherever used in contracts, [annual] is construed to mean every twelve calendar months." NEVADA EX REL. CURTIS V. MCCULLOUGH, 3 Nev. 202 (1867). ITT's attempt (ITT Br. at 16) to distinguish MCCULLOUGH on the ground that "the court's interpretation of the word 'annual' was against the background of the statutes in existence at that time"
-------------------------------

    (3)If the Court is inclined to consider parol evidence, it should look to the ITT proxy statement that was issued at the time that the current by-laws were adopted. Burch Aff. Ex. F. The SEC regulations applicable to that filing REQUIRED ITT to describe "any provision of [its] charter or by-laws that would have an effect of delaying, deferring or preventing a change of control," SEC Regulation S-K, Item 202(a)(5), 17 C.F.R. Section 229.202(a)(5), and to "[d]escribe any material differences" between the anti-takeover provisions of its old and new by-laws. SEC Schedule 14A, Item 12(b), 17 C.F.R. Section
 240.14a-101(12)(b). Nowhere in that SEC filing did ITT flag for its shareholders its current position that as a consequence of its new by-laws, it would only have to conduct an "annual meeting" every 18 months and could use delay of the annual meeting as part of a takeover defense. The reason, no doubt, is that ITT recognized that both its old and new by-laws provide for an annual meeting every 12 months.

is unavailing. MCCULLOUGH interpreted the word "annual" with reference to principles of CONTRACT LAW. The meaning of the word "annual" has not changed since 1867. MCCULLOUGH gave the word its ordinary meaning. That is what is required here.(4)

          ITT's reliance on NRS 78.345 for the proposition that Nevada corporations observe an 18-month year while the world observes a 12-month year is similarly unavailing. NRS 78.345 creates a statutory remedy for the holders of 15 percent of the stock of a Nevada corporation when the corporation fails to elect directors "within 18 months after the election of directors required by NRS 78.330." It does not rewrite or displace NRS 78.330.(5) Nor does it diminish a stockholder's right to seek to compel an annual meeting required under the by-laws where the directors have defaulted in their duty to call one. SEE NEVADA EX REL. SEARS V. WRIGHT, 10 Nev. 167, 174 (1875) (statutory remedy allowing holder of a majority of Nevada corporation's stock to call special meeting of stockholders for purpose of removing the directors is not exclusive remedy, and any stockholder may obtain writ of mandamus compelling board to hold annual meeting as required by statute and by-laws).(6)
----------------------------------

     (4) Mr. Coffee's affidavit should also be disregarded to the extent that he is offering his legal opinion as to the proper legal interpretation of ITT's by-laws or the proper functioning of a target company's board of directors under Nevada law. Several federal courts have excluded similar testimony from Mr. Coffee as improper legal opinion. SEE UNITED STATES V. PELULLO, 964 F.2d 193, 214 (3d Cir. 1992); HARRIS TRUST & SAVS. BANK V. SALOMON BROS., No. 92 C 5883, 1996 U.S. Dist. LEXIS 8485, at * 49-50 (N.D. Ill. June 13, 1996); AUSA
LIFE INS. CO. V. DWYER, 899 F. Supp. 1200, 1202-03 (S.D.N.Y. 1995).

     (5) NRS 78.330 provides FIRST, that "directors of every (Nevada)
corporation MUST be elected at the ANNUAL meeting of the stockholders. . . . .,"
and SECOND that, while a corporation can give its directors staggered terms (ITT has not), "at least one fourth in number of the directors of every (Nevada) corporation MUST be elected ANNUALLY." (Emphasis added.) It says nothing about tolerating elections once every 18 months, twice every three years, or four times every six years.

     (6) NRS 78.345 has been in Nevada's corporations code, in one form or another, since 1925. SEE NCL sec. 1634 (1925). If the Nevada legislature intended NRS 78.345's eighteen month "drop dead" remedy to amend NRS 78.330's requirement that directors be elected "annually," it would have said so. SEE

Indeed, even if ITT were correct (which is not) in contending that the "current Nevada statutory scheme [embodied in NRS 78.345] clearly envisions that . . . annual meetings need be held only once every 18 months," ITT recognizes that a "contrary provision in the . . . by-laws" must be given effect. ITT Br. at 17. That, of course, is the case here.

          ITT's related contention (ITT Br. at 17 & n.21) that the adoption of the predecessor to NRS 78.345 "necessarily abrogated any prior judicial rulings" and that "[i]f MCCULLOUGH were still good law, then the Legislature has passed a meaningless statute" also fails. Nothing in Nevada law requires that the by-laws of a Nevada corporation address the timing of the annual meeting. Indeed, nothing in Nevada law requires that a Nevada corporation have by-laws at all. It is thus apparent that NRS 78.345 does nothing more than provide one STATUTORY remedy in the event that a corporation violates the STATUTORY requirement of NRS 78.330. NRS 78.345 by its terms does NOT speak to, and cannot be read to eliminate, an independent requirement imposed by a by-law provision.(7)

          ITT's next argument -- that Hilton does not have a "vested right" to an annual meeting because ITT can always amend its
------------------------------------

ALSO DOUBLE O MINING CO. V. SIMRAK, 61 Nev. 431, 439, 132 P.2d 605, 609 (1942)
(the remedy created by NCL sec. 1634 represents "a new right" over and above the right to call for a timely annual meeting). When the requisite number of shareholders show that the statutory time period has passed without an election, the right conferred by statute to have a meeting convened to elect directors is "'virtually absolute.'" SEE SAXON INDUS., INC. V. NKFW PARTERS, 488 A.2d 1298, 1301 (Del. 1984). The existence of an automatic statutory remedy in the extreme situation of a board allowing 18 months to elapse without an annual meeting does not affect contract and common law rights unless the Legislature says so, and here it did not.

     (7) The case law cited by Hilton in its opening memorandum (at 7-8) for the proposition that the courts of Nevada and other jurisdictions with provisions similar to NRS 78.345 have recognized that these statutes do not provide the exclusive remedy confirms this point. ITT's belabored attempt to distinguish these authorities is unconvincing. Indeed, ITT itself describes SILVER V. FARRELL, 450 N.Y.S.2d 938, 940-41 (N.Y. Sup. Ct. 1982), as standing for the proposition that a "statutory remedy [is] not [the] exclusive means to remedy [a] failure to hold [an] annual meeting on [the] date specified in [the] bylaws." ITT Br. at 14 n.15.

by-laws -- is also with merit. ITT relies on KIDSCO INC. V. DINSMORE, 674 A.2d 483 (Del. Ch.), AFF'D, 670 A.2d 1338 (Del. 1995), but that case is inappropriate. In KIDSCO the plaintiff challenged an AMENDMENT to the defendant company's by-laws that had the effect of delaying by only 25 days a special meeting which had not yet been but was later called by shareholders. Because the board had the authority to amend the by-laws and the shareholders had not yet demanded the special meeting, the shareholders had no "vested right" that would "contractually prohibit" an AMENDMENT. 674 A.2d at 492. The KIDSCO court did not state that shareholders cannot sue to enforce a by-law provision that has NOT been amended. Indeed, ITT can cite no case holding that the possibility that a by-law could be amended affects a shareholder's right to enforce an existing by-law. Precisely the opposite rule was established long ago. SEE WALSH V. STATE EX REL. COOK, 74 So. 45, 48 (Ala. 1917) (rejecting the notion that a board of directors could extend its term of office "by successive amendments of the by-laws changing the time of the annual meeting").

          As ITT told this Court on March 5, 1997, regarding whether the board has amended the by-laws: "[w]e ain't done nothing yet." Heinz Aff. Ex. A at
32. If the incumbent ITT directors do amend the by-laws to extend their own term of office, they can renew their "vested rights" argument at that time. Should they amend, they will be faced with a challenge that their amendment comes too late -- for here, unlike KIDSCO, the May annual meeting HAS been demanded -- and that the amendment also constitutes an impermissible attempt to interfere with the free exercise of the stockholder franchise. SEE Point IV, INFRA.

IV. THE FAILURE TO HOLD THE 1997 ANNUAL MEETING IN MAY WOULD CONSTITUTE A BREACH OF FIDUCIARY DUTY.

          ITT's response to this motion leaves little room to doubt that ITT's Board has no intention of holding the annual meeting in May as it has for each of the last 20 years. SEE ITT Br. at 8-10 (citing a "number of factors" that "would strongly support a decision to hold the annual meeting later than the May date"). The only justification ITT offers for this deliberate inaction is the paternalistic one that the ITT board knows better than the ITT shareholders what is in the shareholders' best interest. This purported justification is insufficient under Nevada law.

     A. ITT'S OWN AFFIDAVITS ESTABLISH THAT THE "PRIMARY PURPOSE" OF THE ITT INCUMBENTS IS TO INTERFERE WITH THE SHAREHOLDER FRANCHISE.


          ITT's defense of the incumbents' decision rests principally on the affidavits of its Chairman Rand Araskog, and an outside director, Margita White. Both claim that they are not motivated by "entrenchment," both claim not to have inquired as to whether they would be reelected at a May meeting, and both claim to be acting in "good faith." Araskog Aff PARA 8; White Aff. PARAPARA 5, 6. As discussed above and shown in the affidavits submitted by Hilton, there are compelling reasons for rejecting these self-serving claims.

          Common sense indicates that ITT management would be happy to go forward in May if it could be confident of a victory and that its desire to delay the meeting reflects a recognition of what Mr. Burch labels "Rule Number One of the proxy solicitation business" -- "never proceed to a shareholder meeting that you may lose unless there is no choice." Burch Aff. PARA 4. As for entrenchment, the Senior Vice President of ITT in charge of Sheraton has recently been quoted: "THE BATTLE WITH HILTON, currently at the bottom of the first inning . . . IS NOT A QUESTION OF HIGHER PRICE. Losing this thing is not an option. . . We're going to win this. I intend to retire from ITT Sheraton eight years from now at age 65. We are committed to that.'" ID. Ex. D (emphasis added).

          Even if the ITT affidavits are accepted at face value, they do not justify the directors' conduct here. "Entrenchment" is not the only test, and Hilton's motion does not rise or fall on the claim that the ITT board and management are seeking to retain control for its own sake. Rather, the case law provides that, absent "compelling justification," a board of directors may not validly act for the principal purpose of preventing stockholders from electing new directors even if it is acting with "subjective good faith"; a board cannot justify such interference even though its members "'h[o]ld a good faith belief that such shareholder action would be self-injurious and shareholders need[] to be protected from their own judgment.'" SHOEN, 885 F. Supp. at 1341 n.21 (quoting BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651, 658 (Del. Ch.
1988)).

          ITT's affidavits themselves establish that the "primary purpose" of the ITT board is to interfere with the effectiveness of a stockholder vote. Thus, while Mr. Araskog and Ms. White never come out and say why they favor a delay of the annual meeting, they do refer to "numerous issues" raised by the offer and the fact that the ITT "Board is continuing to refine the Company's strategic plan and is actively exploring opportunities to enhance the value of the Company." Araskog Aff. PARAPARA 5, 8, 9; White Aff. PARAPARA 4-5. ITT's directors evidently believe that ITT shareholders are not yet capable of evaluating the "uncertainties" that the ITT board sees in the

Hilton proposal or of evaluating the "ongoing refinement and implementation" of ITT's strategic plan.(8)

          "Uncertainties" are not a legally sufficient reason to delay the annual meeting. BLASIUS holds that so long as a board "ha[s] time . . . to inform shareholders of its views on the merits of the proposal subject to shareholder vote" -- as is manifestly true here -- "[t]he only justification that can . . . be offered for" impeding the shareholder franchise "is that the board knows better than do the shareholders what is in the corporation's best interest. While that premise is no doubt true for any number of matters, it is irrelevant . . . when the question is who should comprise the board of directors." 564 A.2d at 663. The fact that the ITT board may have a "good faith" belief that consummation of the Hilton offer would be injurious to ITT and its shareholders does not permit the board to postpone the calling of the annual meeting absent "compelling justification." 564 A.2d at 658. And ITT nowhere claims that it has a "compelling justification" for delaying the meeting beyond May.(9)
----------------------------------

     (8) Messrs. Smith, Crane and Coffee are more direct on this point.
Mr. Smith, for example, argues that the passage of time will permit ITT shareholders "to be in a much better position to evaluate ITT's plans and prospects" and that shareholders will be unable to "fully assess the value of their investments" if the meeting is held in May. Smith Aff. PARA 11.
Mr. Crane argues that delay will result in shareholders coming to appreciate "the deficiencies of Hilton's bid." Crane Aff PARA 10. And Mr. Coffee argues that delay is necessary to protect the shareholders from having to make a "difficult and risky" voting decision. Coffee Aff. PARA 20.

     (9) ITT's citation to MORAN V. HOUSEHOLD INT'L, INC., 490 A.2d 1059, 1074 (Del. Ch.), AFF'D, 500 A.2d 1346 (Del. 1985) (upholding the validity of shareholder rights plans) for support of its position is mystifying. MORAN holds that "subversion of corporate democracy by manipulation of corporate machinery will not be countenanced" and "[s]pecial scrutiny" is warranted when corporate boards "use their authority to restrict the ability of shareholders to replace them." 490 A.2d at 1080. The Delaware courts upheld the Household rights plan only after finding that the "effect upon proxy consents will be minimal." 500 A.2d at 1355.

     B. THE BOARD'S CONDUCT MUST BE JUDGED BY THE STANDARD SET FORTH IN SHOEN AND BLASIUS.

          In an effort to evade the consequence of its failure to show the "compelling justification" for its conduct that SHOEN and BLASIUS require, ITT tenders the proposition that this standard does not apply because the ITT board has not yet set the date for an annual meeting. ITT's argument rests entirely on STAHL V. APPLE BANCORP. INC., 579 A.2d 1115 (Del. Ch. 1990). That reliance is misplaced.

          As the Delaware Supreme Court has recognized, the lower court decision in STAHL is "inextricably related to [its] specific facts." STROUD V. GRACE, 606 A.2d 75, 91 (Del. 1992). The target company, Apple Bancorp, had only been formed in September 1989. In April 1990 -- only seven months later -- Apple's board chose to defer the annual meeting scheduled for the following month. But Apple's by-laws did not require an annual meeting until September 1990. 579 A.2d at 1120. On this set of facts, the Court of Chancery "d[id] not see the board's decision to defer the annual meeting to a later time IN CONFORMITY WITH THE COMPANY'S BYLAWS and Section 211 as a decision that . . . threaten[s] the legitimacy of the electoral process." 579 A.2d at 1123 (emphasis added). This reasoning is inapplicable here, where the ITT directors are NOT acting within the authority of the company's by-laws and are instead threatening to extend their term of office unilaterally.(10)

     C.   ITT'S RELIANCE ON NRS 78.138(1) IS MISPLACED.

          ITT's final claim is that the adoption of NRS 78.138(1) represented a wholesale revision of Nevada law, that SHOEN and

---------------------------------
     (10) ITT's further reliance on KIDSCO INC. V. DINSMORE, 674 A.2d 483, 495-96 (Del. Ch.), AFF'D, 670 A.2d 1338 (Del. 1995), is equally misplaced. The by-law amendment in KIDSCO did not purport to extend the directors' term of office beyond the term specified in the target company's by-laws.

BLASIUS do not represent the law of Nevada, and that so long as its directors represent that they are acting in "good faith" they can do as they please. This is simply wrong.

          Judge Reed thoughtfully considered and thoughtfully rejected this argument in SHOEN, 885 F. Supp. at 1341 n.22. ITT's suggestion (ITT Br. at 29 n.35) that Judge Reed's discussion of the issue was ill-informed is baseless. Judge Reed refers to the very treatise on which ITT bases its position. ID., citing K. Bishop, NEVADA CORPORATION LAW AND PRACTICE Section 9.5, at 240
(1993). Indeed, Judge Reed read the applicable authorities, including Bishop, with greater care than ITT. Mr. Bishop's 1993 treatise (Section 7.15 at 176) unmistakably concludes that Nevada courts "will require more of directors than that they act in good faith" and, thus, SUPPORTS Judge Reed's 1994 decision in SHOEN.

          The language and legislative history of the 1991 amendments also confirm Judge Reed's analysis. NRS 78.138(1) states simply that directors "shall exercise their powers in good faith." This language came directly from former NRS 78.140(1), 1951 Nev. Stats. 328, which in turn, came from Cal. Corp. Code Section 820, enacted in 1947. Moving a sentence from one section of a statute to another does not change an objective standard to a subjective one. SEE LEAVITT V. LEISURE SPORTS, INC., 103 Nev. 81, 734 P.2d 1221 (1987) ("good faith" under former NRS 78.140(1) judged objectively); NATIONAL AUTO. & CAS. INS. CO. V. PAYNE, 67 Cal. Rptr. 784, 790 (Cal. Ct. App. 1968) (Cal. Corp. Code
Section  820 imposes an objective duty of reasonable care on directors).

          Nor does moving a sentence overthrow the common law. Had the Nevada legislature intended to reverse case law imposing strict judicial scrutiny on director action impeding the shareholders' exercise of their franchise, or to supplant directors' common law fiduciary duties with a new subjective standard, it would have said so. SEE ALSO HOLLIDAY V. MCMULLEN, 104 Nev. 294, 296, 756 P.2d 1179, 1180 (1988)
("statutes in derogation of the common law must be strictly construed"); 2B SUTHERLAND ON STATUTORY CONSTRUCTION Section 49.09, p. 69 (5th ed. 1992) ("Where the legislature adopts [a statutory expression] which has received judicial interpretation, [that] interpretation is prima facie evidence of legislative intent.") (footnote omitted).(11)

          Indeed, the legislative history of the 1991 amendments underscores the importance the 1991 Nevada legislature continued to attach to the stockholder franchise as the only effective check on a target board that seeks to block a takeover bid the shareholders wish to accept. During the hearings of the Assembly Committee on Judiciary, Assemblyman Joe Johnson voiced concern that the bill might provide directors too much leeway in combating takeovers. (SEE minutes of hearing attached hereto as Exhibit "1.") John P. Fowler, the principal drafter of the 1991 amendments, assuaged this concern by noting that the proxy mechanism remained and gave shareholders ample means to protect their interests:

          [S]HAREHOLDERS [HAVE] THE POWER TO VOTE OUT
          MANAGEMENT. . . .  [I]n the future it [will] be used more, because large institutions that own[] large blocks of stock in the largely

---------------------------------------

     (11) ITT'S reliance on the affidavit of Robert Sader is misplaced.
Mr. Sader nowhere states that the Nevada legislature intended to reverse pre-existing case law imposing strict scrutiny on board action impeding the right to vote. In any event, for the reasons previously briefed to the Court, the affidavit is not entitled to any weight.

     ITT's reliance on WLR FOODS, INC. V. TYSON FOODS, INC., 65 F.3d 1172, 1184-85 (4th Cir. 1995), CERT. DENIED, 116 S. Ct. 921 (1996), is similarly misplaced. The decision in WLR FOODS turned on the fact that the Virginia Stock Corporation Act contains EXPRESS provisions limiting the scope of judicial review of board action affecting corporate control, "thereby foreclosing reliance on common law." 65 F.3d at 1182. SEE Va. Code Ann. Sections
 13.1-646(b), 13.1-728.9. The Nevada Revised Statues have no such counterpart and the absence of such a provision makes clear that the Nevada legislature did NOT intend to immunize board action to frustrate shareholder democracy from judicial scrutiny.

          held corporations [are] starting to understand they could not longer just sell the stock and get out of the company if they did not like management decisions. It was too difficult to sell easily and it affected the market tremendously. Many stockholders [are] starting to impact management decisions more and more. IN THAT RESPECT THE SYSTEM WAS SELF-CORRECTING AND THE MECHANISMS WERE THERE FOR SHAREHOLDERS TO CONTROL MANAGEMENT IF THEY CHOSE TO DO SO. (Emphasis added.)


V.   HILTON HAS DEMONSTRATED A CLEAR THREAT OF IRREPARABLE HARM.

          ITT argues that Hilton has failed to allege "any threatened injury that IT ITSELF will sustain" as a result of ITT's delay in holding the annual meeting. ITT Br. at 30. This contention lacks merit. ITT's delay threatens irreparable harm to Hilton as a shareholder, as proxy contestant and as a potential acquirer of ITT. (12)

          As Judge Reed held in SHOEN, "'the denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury.'" 885 F. Supp. at 1352. Major ITT shareholders agree. Sondike Aff. PARA 4. And Hilton is both shareholder of ITT and a party seeking to obtain control of ITT by means of a proxy fight; as such, SHOEN makes it clear that the frustration of Hilton's right to vote

------------------------------------
     (12) ITT also claims that Hilton's motion should be measured by the standard applied to requests for mandatory injunctions. ITT Br. at 11.
Numerous courts compelling the holding of meetings for the purpose of electing a board of directors have analyzed the issue under a preliminary, as opposed to mandatory, injunction standard. SEE, E.G., OCILLA INDUS. V. KATZ, 677 F.
Supp. 1291, 1297 (E.D.N.Y. 1987); APRAHAMIAN V. HBO, 531 A.2d 1204, 1208
(Del. Ch. 1987); DANAHER CORP. V. CHICAGO PNEUMATIC TOOL CO., Nos. 86 Civ. 3499
(PNL), 86 Civ. 3638 (PNL), 1986 WL 7001 at *14 (S.D.N.Y. June 19, 1986); HOLLY
SUGAR CORP. V. BUCHSBAUM, No. 81-C-743, 1981 WL 1708 at *7 (D. Colo. Oct. 28,
1981). CF. SHOEN V. AMERCO, 885 F. Supp. 1332, 1352 (D. Nev.), MODIFIED ON OTHER GROUNDS, No. CV-N-94-0475-ECR, 1996 WL 90499 (D. Nev. Oct. 24, 1994),
VACATED BY STIPULATION (D. Nev. Feb 9, 1995) (granting preliminary injunction to enjoin advancement of meeting date). Even if the Court were to apply the mandatory injunction standard, Hilton is entitled to relief because it has shown that the facts and law are clearly in its favor. SEE, E.G., ER HOLDINGS, INC.
V. NORTON CO., 735 F. Supp. 1094, 1102 (D. Mass. 1990) (where plaintiff shows that by-laws require meeting to be held at a certain time, mandatory injunction standard is met).

its ITT shares and to solicit proxies from its fellow ITT shareholders in support of its slate of nominees gives rise to irreparable harm.

          While ITT tries to distinguish SHOEN on the grounds that the defendant corporation there SHORTENED the time in which to wage a proxy contest (ITT
Br. at 31), it is well settled that "DELAY resulting in disenfranchisement may constitute irreparable harm." ER HOLDINGS, INC. V. NORTON CO., 735 F.
Supp. 1094, 1102 (D. Mass. 1990) (granting injunction in favor of tender offeror and proxy contestant against board's cancellation of annual meeting) (emphasis added). ACCORD OCILLA INDUSTRIES V. KATZ, 677 F. Supp. 1291, 1301 (E.D.N.Y.
1987) (granting injunction in favor of proxy contestant against threatened delay of annual meeting beyond period contemplated by by-laws because delay "poses a serious risk of irreparable harm").

          ITT's delay also poses a serious risk of irreparable harm to Hilton as a potential acquirer of ITT. Numerous cases recognize that "timing is everything with tender offers." HYDE PARK PARTNERS V. CONNOLLY, 839 F.2d 837, 853 (1st Cir. 1988). Since "delay affords the target company an opportunity to disrupt the transaction," it "constitutes irreparable harm supporting injunctive relief." CRANE V. LAM, 509 F. Supp. 782, 791 (E.D. Pa. 1981). ACCORD HYDE PARK PARTNERS, 839 F.2d at 853; DAN RIVER, INC. V. ICAHN, 701 F.2d 278, 284 (4th
Cir. 1983) (delay in a tender offer gives management "time to regroup and consolidate" during which its "chances are enhanced. The potential harm to [the acquirer], then, is loss of its best opportunity to seize control of [the target].").

VI.  CONCLUSION

          In an excess of rhetorical zeal, ITT charges that "Hilton wants to steal value from the ITT stockholders." ITT Br. at 31. The strength and sophistication of the financial institutions that own a majority of ITT's shares make this a silly contention. The issue here involves "theft" of a very different sort: Can ITT deprive its shareholders of their right to decide each year who will serve as the directors of their company? ITT should be required to hold its annual meeting in May.

                         DATED this 25th day of March, 1997

                                             SCHRECK MORRIS


                                             By /S/ KRISTINA PICKERING
                                                ----------------------
                                                  STEVE MORRIS
                                                  KRISTINA PICKERING
                                                  MATTHEW McCAUGHEY
                                                  300 S. Fourth Street, #1200
                                                  Las Vegas, Nevada  89101

                                             BERNARD W. NUSSBAUM
                                             ERIC M. ROTH
                                             MARC WOLINSKY
                                             MEIR FEDER
                                             SCOTT L. BLACK
                                             WACHTELL, LIPTON, ROSEN & KATZ
                                             51 West 52nd Street
                                             New York, New York  10019

                                             Attorneys for Plaintiffs,
                                             HILTON HOTELS CORPORATION
                                             and HLT CORPORATION

              CERTIFICATE OF SERVICE

          Pursuant to Fed. R. Civ. P. 5(b), I certify that I am an employee of SCHRECK MORRIS, and that on this day I served a true copy of the following enclosed in a sealed envelope: REPLY MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF HILTON'S MOTION FOR A PRELIMINARY INJUNCTION REQUIRING ITT TO CONDUCT ITS ANNUAL MEETING IN MAY 1997; AFFIDAVITS OF STEPHEN F. BOLLENBACH, DANIEL H. BURCH, CLIVE CUMMIS, DANIEL FISCHEL, JOHN GODFREY, ARTHUR GOLDBERG, MATTHEW HART, DIANE S. HINSON, ROBERT LYON, KENNETH MOELIS, LAWRENCE SONDIKE AND EXHIBITS THERETO [ORAL ARGUMENT REQUESTED].

VIA HAND DELIVERY:

                         Thomas F. Kummer
                         Kummer Kaempfer Bonner & Renshaw
                         7th Floor
                         3800 Howard Hughes Parkway
                         Las Vegas, Nevada  89109

VIA OVERNIGHT DELIVERY:

                         Rory Millson
                         Cravath, Swain & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York  10019-7475

               Dated this 25th day of March, 1997.

                              By /S/ Jeana M. Hart
                                -------------------
                                Jeana M. Hart